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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

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
Contact:                         Kori Beer                         Lise Geduldig
                                 ViroPharma Incorporated           Aventis Pharmaceuticals
                                 (610) 458-7300                    (908) 243-6580
                                 (610) 308-3487 (cell)             (215) 416-9211 (cell)
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           PICOVIR(TM) (pleconaril) REVIEWED BY FDA ADVISORY COMMITTEE

      Committee Votes to Not Recommend Approval; Requests Additional Data

     Gaithersburg, MD, March 19, 2002 - ViroPharma Incorporated (Nasdaq: VPHM) and Aventis Pharmaceuticals (NYSE:AVE), the U.S. pharmaceutical business of Aventis Pharma AG, announced today that the Antiviral Drugs Advisory Committee of the U.S. Food and Drug Administration (FDA) voted to not recommend PICOVIR(TM) (pleconaril) for approval at this time for the treatment of the common cold in adults.

     The Advisory Committee's recommendation is not binding, although it will be considered by the FDA in its review of the new drug application (NDA) for PICOVIR.

     "While we are disappointed with the vote, we are encouraged that the Committee acknowledged the efficacy of PICOVIR," said Mark McKinlay, vice president of research and development for ViroPharma. "The Committee requested that additional data not included in the pivotal trials be provided before the drug could be recommended for approval. We will continue to work with the FDA to determine appropriate next steps toward approval for PICOVIR."

     PICOVIR is a first-of-a-kind oral antiviral product that specifically inhibits the integrity of the picornavirus capsid, a protective shell of the virus that is essential for virus infectivity and transmission. In Phase III clinical trials in adults, patients who took pleconaril experienced an early and sustained reduction in symptom severity and a reduction in their disease duration. PICOVIR has been studied in nearly 3,900 patients in 5-7 day clinical trials. Overall treatment was well tolerated and reported adverse events were comparable to placebo in these trials. The most frequent adverse events in both the placebo and pleconaril groups in these studies were headache, diarrhea and nausea.
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                                     - 2 -

     ViroPharma and Aventis formed a collaboration to co-develop and co-promote PICOVIR in the United States. The companies expect to announce in the second quarter of 2002 the results of additional Phase II studies with PICOVIR for the treatment of the cold in the pediatric population and for prophylactic use.

About ViroPharma Incorporated

     ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, PICOVIR (pleconaril), is in clinical development for treatment of picornavirus diseases and is under regulatory review at the FDA. ViroPharma also has product candidates in preclinical and clinical development for the treatment of hepatitis C and RSV disease, respectively.

About Aventis Pharmaceuticals

     Aventis Pharmaceuticals conducts the U.S. business of Aventis Pharma AG. With headquarters in Bridgewater, N.J., Aventis Pharmaceuticals focuses its activities on important therapeutic areas such as cardiology, oncology, anti-infectives, arthritis, allergy and respiratory, diabetes, and the central nervous system.

     Aventis Pharma AG is the pharmaceutical company of Aventis S.A. (NYSE:AVE). Aventis Pharma is dedicated to treating and preventing human disease through the discovery, development, manufacture and sale of innovative pharmaceutical products aimed at satisfying unmet medical needs. Aventis Pharma has its corporate headquarters in Frankfurt, Germany. Aventis Pharma encompasses Aventis Pasteur, a world leader in vaccines based in Lyon, France, and Aventis Behring, a world leader in therapeutic proteins headquartered in King of Prussia, Pennsylvania, USA.

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     Aventis is dedicated to improving life through the discovery and development of innovative pharmaceutical products. In 2001, Aventis generated sales of $17.7 billion, invested approx. $3 billion in research and development and employed approx. 75,000 people in its core business. For more information, please visit: www.aventis.com.
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     To receive a copy of this release or any recent release, visit the Aventis
Pharmaceuticals U.S. Web site at http://www.aventispharma-us.com or call 800/207-8049 or ViroPharma website: www.viropharma.com.

Statements in this press release relating to ViroPharma's efforts to obtain regulatory approval to market Picovir(TM), and to ViroPharma's and Aventis' plans to commercialize Picovir(TM) and to work with regulatory authorities to determine appropriate steps toward the approval of Picovir(TM) are forward-looking and subject to risks and uncertainties. Neither the FDA nor any other regulatory authority has approved Picovir(TM) for commercialization. There can be no assurance that FDA or other regulatory authority approval for Picovir(TM) will be granted on a timely basis or at all. Even if approved, there can be no assurance that Picovir(TM) will achieve market acceptance. Investors should note that the conduct of currently planned or additionally required clinical trials and acquiring regulatory approval for investigational pharmaceutical products are subject to risks and uncertainties. There can be no assurance that planned clinical trials can be initiated, or that planned or ongoing clinical trials can be successfully concluded or concluded in accordance with ViroPharma's and Aventis' anticipated schedule. These factors, and other factors, including, but not limited to those described in ViroPharma's and Aventis' most recent annual reports on, respectively, Form 10-K and Form 20-F filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Neither ViroPharma nor Aventis assumes any responsibility for updating any forward-looking statements.

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